Exhibit 3.9

ARTICLES OF INCORPORATION
of
MURRAY INTERNATIONAL METALS, INC.

ARTICLE ONE

The name of the corporation is Murray International Metals, Inc.

ARTICLE TWO

The period of duration is perpetual.

ARTICLE THREE

The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is Ten Thousand (10,000), with no par value.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of shares consideration of the value of One Thousand Dollars ($1,000) consisting of money, labor done or property received.

ARTICLE SIX

The corporation shall indemnify its officers, directors, employees and agents of the corporation to the full extent permitted by the Texas Business Corporation Act, as amended, with no restrictions to such indemnification intended hereby.

ARTICLE SEVEN

The street address of the initial registered office is 811 Dallas Avenue, Houston, Texas 77002 and the name of its initial registered agent at such address is C T Corporation System.

ARTICLE EIGHT

The number of directors constituting the initial board of directors is five (5), and the names and addresses of the persons who are to serve as the initial directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

David Edward Murray	Edinburgh, Scotland
James MacDonald	Edinburgh, Scotland
Kenneth Andrew Cockburn	Edinburgh, Scotland
Patrick Joseph Boyle	Edinburgh, Scotland
William Hamilton	Dunblane, Scotland

ARTICLE NINE

The name and address of the incorporator is:

Kim M. O’Brien

Griggs & Harrison, P.C.

1301 McKinney, Suite 3200

Houston, Texas  77101

IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of April, 1997.

/s/ Kim M. O’Brien
Kim M. O’Brien